UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2009
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48033
(Address of principal executive offices)		(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.03. Bankruptcy or Receivership
As previously disclosed, on July 7, 2009, Lear Corporation (“Lear”) and certain of its United States and Canadian subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 09-14326). On September 12, 2009, the Debtors initially filed the First Amended Joint Plan of Reorganization (as amended and supplemented, the “Plan”) and the Disclosure Statement (as amended and supplemented, the “Disclosure Statement”) with the Bankruptcy Court. On November 5, 2009, the Bankruptcy Court approved and confirmed the Plan (the “Confirmation”).
The Debtors expect to emerge from Chapter 11 bankruptcy proceedings on or about November 9, 2009 (the “Effective Date”). However, the consummation of the Plan is subject to certain conditions that the Debtors must satisfy prior to the Effective Date, including (a) contemporaneous effectiveness of an alternative exit financing facility that repays the DIP Facility in cash in full on the Effective Date and (b) there shall have been no modification or stay of the Confirmation or entry of other court order prohibiting the consummation of the transactions contemplated by the Plan. In addition, the Debtors must perform various other administrative actions in conjunction with emergence from Chapter 11. There can be no assurance that the Debtors will satisfy these conditions, complete such required actions and emerge from Chapter 11 within the Debtors’ anticipated timeframe or at all.
The following is a summary of the material matters contemplated to occur either pursuant to or in connection with the Effective Date. This summary only highlights certain of the substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety be reference to the full text of the Plan, which is attached hereto as Exhibit 99.1, and incorporated herein by reference. All capitalized terms used herein but not otherwise defined in this Form 8-K have the meanings set forth in the Plan.
General
The Plan provides for a restructuring of (i) approximately $2.3 billion of indebtedness outstanding under the Amended and Restated Credit and Guarantee Agreement, dated as of April 25, 2006, among Lear, certain of its subsidiaries, the several lenders from time to time parties thereto (the “Lenders”), the several agents parties thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders (as amended and supplemented, the “Senior Credit Facility”), including termination claims under certain hedging arrangements held by certain Lenders, and (ii) approximately $1.3 billion of indebtedness outstanding under Lear’s 8.50% senior notes due 2013, 5.75% senior notes due 2014, 8.75% senior notes due 2016, and zero-coupon convertible senior notes due 2022.
Capital Structure
The Plan and Confirmation provide for a restructuring of the Debtors’ capital structure which, after the Effective Date, would consist of the following:
•	First Lien Facility — A First Lien Facility of up to $500 million.

•	Second Lien Facility — A Second Lien Facility of $600 million.

•	Series A Preferred Stock – $500 million of Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) (which would not bear any mandatory dividends). The Series A Preferred Stock is convertible into approximately 24.2% of the Common Stock, on a fully diluted basis (assuming the issuance of $450 million of Series A Preferred Stock after giving effect to the payments described below under “— Excess Cash Paydown”).

•	Common Stock and Warrants – A single class of common stock, par value $0.01 per share (the “Common Stock”), including sufficient shares to provide for (i) management equity grants, (ii) the conversion of the Series A Preferred Stock into Common Stock and (iii) the issuance to the Lenders and the holders of senior notes and certain other general unsecured claims against the Debtors of warrants to purchase 15% of Lear’s Common Stock, on a fully diluted basis (the “Warrants”). On the Effective Date, Lear expects to have outstanding approximately 34.1 million shares of Common Stock, 10.9 million shares of Series A Preferred Stock (which are convertible into shares of Common Stock on a one-for-one basis) and 8.2 million Warrants (which are exercisable for shares of Common Stock on a one-for-one basis). In addition, on the Effective Date, Lear expects to grant approximately 1.3 million restricted stock units under its management equity plan (which are convertible into shares of Common Stock on a one-for-one basis on their future vesting dates). The Warrants are exercisable at a nominal exercise price at any time during the period (a) commencing on the business day immediately following a period of 30 consecutive trading days during which the closing price of the Common stock for at least 20 of the trading days is equal to or greater than $39.63 (as adjusted from time to time) and (b) ending on the fifth anniversary of the Plan.
Excess Cash Paydown
The Plan provides that to the extent Lear has minimum liquidity on the Effective Date in excess of $1.0 billion, subject to certain accruals and adjustments, the amount of such excess would be utilized to prepay, first, the Series A Preferred Stock in an aggregate stated value of up to $50 million; then, the Second Lien Facility in an aggregate principal amount of up to $50 million; and thereafter, the First Lien Facility. Lear expects to have liquidity, after giving effect to certain accruals and adjustments, of between $1.2 billion and $1.3 billion as of the Effective Date. In the event Lear has such liquidity, in accordance with the Plan and the Confirmation, Lear will apply its cash as of the Effective Date in excess of the $1.0 billion of minimum liquidity as follows: (i) $50 million of cash in aggregate will be paid to the Lenders, thereby reducing the amount of the Series A Preferred Stock to be issued on the Effective Date from $500 million to $450 million; (ii) $50 million of cash will be used to prepay the second lien term loans under the Second Lien Facility, thereby reducing the principal amount of the Second Lien Facility from $600 million to $550 million; and (iii) the remaining amount of such excess cash, estimated to be between $100 million and $200 million, will be used to reduce the principal amount of the First Lien Facility.
Certain Claims and Interests
•	Senior Secured Credit Facility Claims. Under the Plan, on the Effective Date, each Lender will receive its pro rata share of: (i) $550 million of second lien term loans under the Second Lien Facility; (ii) $450 million of Series A Preferred Stock; (iii) 35.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (iv) cash of $100 million.

•	Unsecured Ongoing Operations Claims. Under the Plan, general unsecured claims relating to the provision of goods or services to certain of the Debtors arising with, or held by, persons or entities with whom the Debtors conducted business as of the filing of Chapter 11, subject to certain exceptions, which are due and payable on or before the Effective Date, will be paid in full in cash.

•	Senior Notes and Other Unsecured Claims. Under the Plan, each holder of senior notes and certain other general unsecured claims against the Debtors and the unsecured deficiency claims of the Lenders under the Senior Credit Facility will receive its pro rata share of (i) 64.5% of the Common Stock (excluding any effect of the Series A Preferred Stock, the Warrants and the management equity grants) and (ii) the Warrants.

•	Existing Equity Claims. Existing equity holders of Lear, including holders of its common stock and options, will have no recovery under the Plan and such common stock and options will be cancelled. Lear will continue to hold all equity interests in its subsidiaries that it held prior to the filing of Chapter 11.

Authorized Capital Stock
Under the Plan, on the Effective Date, the total number of shares of all classes of stock that Lear is authorized to issue is 400,000,000 shares, consisting of 100,000,000 shares of Preferred Stock and 300,000,000 shares of Common Stock.
Management Equity Plan and Employee Matters
On the Effective Date, Lear will adopt a management equity plan pursuant to which Lear may issue to participants in such plan up to 10% of the shares of Common Stock outstanding as of the Effective Date, on a fully-diluted basis, giving effect to the conversion of all Warrants and Series A Preferred Stock (assuming the issuance on the Effective Date of Series A Preferred Stock with an aggregate value of $500 million). The Plan also provides for the adoption or assumption of employment agreements with Lear’s executive officers and certain other employee benefit plans. In addition, Lear will assume or reinstate all U.S.-based employee and retiree health, welfare, pension plans and non-equity deferred compensation plans.
Board of Directors and Management
Pursuant to the Plan, on the Effective Date, Lear’s Board of Directors will consist of the following nine members: Thomas P. Capo, Curtis J. Clawson, Jonathan F. Foster, Conrad L. Mallett, Jr., Philip F. Murtaugh, Robert E. Rossiter, Donald L. Runkel, Gregory C. Smith and Henry D. G. Wallace. Robert E. Rossiter will continue as Lear’s Chairman, Chief Executive Officer and President. Lear’s management team will remain unchanged following the Effective Date.
Section 8 — Other Events
Item 8.01. Other Events
On November 5, 2009, Lear issued a press release announcing the Court’s confirmation of the Plan. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Exhibit Description

99.1	First Amended Joint Plan of Reorganization, dated September 18, 2009

99.2	Press Release, dated November 5, 2009
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: the potential adverse impacts of the filing of the Chapter 11 Cases on Lear’s business, financial condition or results of operations, including Lear’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of Lear’s creditors and other third parties with interests in the Chapter 11 proceedings; Lear’s ability to consummate the confirmed plan of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by such plan or upon which consummation of such plan may be conditioned; the timing of the consummation of the plan of reorganization; the occurrence of any event, change or other circumstance that could give rise to the termination of the plan support agreements entered into with certain of Lear’s lenders and holders of the senior notes; the anticipated future performance of reorganized Lear, including, without limitation, Lear’s ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; general economic conditions in the markets in which Lear operates, including changes in interest rates or currency exchange rates; the financial condition and restructuring actions of Lear’s customers and suppliers; changes in actual industry vehicle production levels from Lear’s current estimates; fluctuations in the production of vehicles for which Lear is a supplier; the loss of business with respect to, or the lack of commercial success of, a vehicle model for which Lear is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles; disruptions in the relationships with Lear’s suppliers; labor disputes involving Lear or its significant customers or suppliers or that otherwise affect Lear; Lear’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer negotiations; the impact and timing of program launch costs; the costs, timing and success of restructuring actions; increases in Lear’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting Lear’s key customers and suppliers; the cost and availability of raw materials and energy; Lear’s ability to mitigate increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which Lear is or may become a party; unanticipated changes in cash flow, including Lear’s ability to align Lear’s vendor payment terms with those of its customers; further impairment charges initiated by adverse industry or market developments; the impact and duration of domestic and foreign government initiatives designed to assist the automotive industry; and other risks described from time to time in Lear’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and Lear’s success in implementing its operating strategy.
The forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, and Lear does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation
Date: November 5, 2009	By:	/s/ Matthew J. Simoncini
		Name:	Matthew J. Simoncini
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	First Amended Joint Plan of Reorganization, dated September 18, 2009

99.2	Press Release, dated November 5, 2009